SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 14, 2005

CABLEVISION SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State of Incorporation)

1-14764	11-3415180
(Commission File Number)	(IRS Employer Identification Number)

CSC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State of Incorporation)

1-9046	11-2776686
(Commission File Number)	(IRS Employer Identification Number)

1111 Stewart Avenue, Bethpage, New York 11714

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(516) 803-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

a. On December 13, 2005, CSC Holdings, Inc. (“CSC Holdings”) announced its intention to offer privately its senior notes in an aggregate principal amount of $1.0 billion. Included in the preliminary offering memorandum for this offering is a description of certain risks associated with the businesses and securities of CSC Holdings and a description of CSC Holdings’ proposed new credit facility, the description of which is set forth below, respectively. References below to the notes are to the senior notes intended to be offered privately, as described above, which will, like our outstanding senior notes, be our senior unsecured indebtedness. The following description amends and updates information previously filed the Securities and Exchange Commission, or the SEC.

(i) Risk Factors

Through our new credit facility, together with the offering of our senior notes (the “Financings”), we are incurring over $3.0 billion of additional indebtedness, the proceeds of which will be distributed to Cablevision Systems Corporation, or Cablevision, in the distribution of up to $3.0 billion (the “ Special Distribution”), and used by Cablevision to fund a one-time, special dividend of up to $3.0 billion (the “Special Dividend”). As a result, we will become more highly leveraged, our stockholder’s deficiency will become more significant and our interest expense will increase.

Through the Financings, we are incurring over $3.0 billion of additional indebtedness, the proceeds of which will be distributed to our parent, Cablevision, and used by Cablevision to pay the Special Dividend. Although the Cablevision Board of Directors has not yet declared the Special Dividend and the CSC Holdings Board of Directors has not yet declared the Special Distribution, in considering an investment in the notes offered, investors should assume that the Special Dividend and Special Distribution will be promptly declared and paid. As a result of this additional indebtedness, we will become more highly leveraged. See “– We have substantial indebtedness and we are highly leveraged, which reduces our capability to withstand adverse developments or business conditions. We are incurring a substantial amount of new debt to fund the Special Distribution to Cablevision for Cablevision to fund the Special Dividend” for a discussion of the implications of our high leverage. In addition, as a result of the Financings and the Special Dividend, our interest expense and our stockholder’s deficiency will increase significantly, increasing our losses from continuing operations. We believe that our losses from continuing operations, absent one-time gains, will continue and remain substantial for the foreseeable future. See “– Our financial statements reflect substantial losses from continuing operations and a significant stockholder’s deficiency, and we expect that our net losses, absent one-time gains, will continue and remain substantial for the foreseeable future, which may reduce our ability to raise needed capital” for a discussion of the limitations resulting from our continuing losses.

We have substantial indebtedness and we are highly leveraged, which reduces our capability to withstand adverse developments or business conditions. We are incurring a substantial amount of new debt to fund the Special Distribution to Cablevision for Cablevision to fund the Special Dividend.

We have incurred substantial amounts of indebtedness to finance operations, to upgrade our cable plant and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred indebtedness in order to offer our new services to our current and potential customers. We may continue to incur substantial amounts of debt in the future for these and other purposes.

Through the Financings, we are incurring over $3.0 billion of additional indebtedness, the proceeds of which will be distributed to our parent, Cablevision, and used by Cablevision to pay the Special Dividend. In addition to the funds we are borrowing as part of the Financings to repay our existing credit facility, we will borrow funds from time to time to refinance existing indebtedness. At September 30, 2005, our total indebtedness aggregated $8.6 billion, and our total indebtedness will increase to $11.7 billion on an adjusted basis after giving effect to the Financings and the uses of the proceeds thereof.

We urge you to read carefully our consolidated financial statements contained in our Current Report on Form 8-K dated June 3, 2005 (our “June 3, 2005 Form 8-K”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 (collectively, our “Form 10-Qs”), each delivered herewith and incorporated by reference herein, which provide more information about our indebtedness.

Because of our substantial indebtedness, we are highly leveraged and we will continue to be highly leveraged. This means that our payments on our borrowings are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses (whether through competitive pressures or otherwise), in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness will not.

The indenture for the notes does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the notes protection in the event of a highly leveraged or similar transaction, other than as described under those described in our Registration Statement on Form S-4 filed with the SEC on June 6, 2005. Such a highly leveraged transaction was recently proposed by the Dolan family, which controls our Company. That proposal was withdrawn in October 2005. There can be no assurance that this or another highly leveraged transaction will not be proposed, made or consummated in the future.

Our financial statements reflect substantial losses from continuing operations and a significant stockholder’s deficiency, and we expect that our net losses, absent one-time gains, will continue and remain substantial for the foreseeable future, which may reduce our ability to raise needed capital.

We reported losses from continuing operations of $478.6 million, $272.6 million and $419.7 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $115.9 million for the nine months ended September 30, 2005. In addition, we would have incurred significant net losses in 2000 and 2001 had we not had substantial gains from sales of cable television systems to Charter Communications, Adelphia Communications Corporation and AT&T Corp., and the sale of a minority interest in certain national programming businesses to Metro-Goldwyn-Mayer, Inc., which led to income from continuing operations for those periods. Our losses from continuing operations primarily reflect our high interest expense, our preferred stock dividends (through May 2004) and depreciation and amortization charges, which we expect will, absent one-time gains, continue to be significant. We believe that our losses from continuing operations, absent one-time gains, will continue and remain substantial for the foreseeable future. Our continuing losses may limit our ability to raise needed financing, or to do so on favorable terms, as those losses are taken into account by the organizations that issue investment ratings on our indebtedness.

A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may further increase our borrowing costs and reduce our access to capital.

Our debt ratings are below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors will not purchase debt securities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Following our announcement that we were considering funding the Special Dividend with the borrowings contemplated by the Financings, Standard & Poor’s has announced that it expects to lower its rating on our senior unsecured debt to B+ from BB-, while Moody’s Investors Service lowered its rating on our senior unsecured debt, including the notes offered hereby, to B2 from B1. The notes offered hereby are our senior unsecured debt. A lowering or withdrawal of a rating may further increase our borrowing costs and reduce our access to capital.

Our financial performance may be harmed by the significant and credible competition in our cable television, high speed data and voice businesses.

Competition in our various business segments could adversely affect our business and financial results and our ability to service our debt.

We compete with a variety of video programming distribution systems, including:

•	broadcast television stations,

•	direct broadcast satellite systems,

•	multichannel multipoint distribution services,

•	satellite master antenna television systems, and

•	private home dish earth stations.

For example, two major direct broadcasting satellite, or DBS, services, EchoStar and DirecTV, are available to the vast majority of our customers. DBS services have attracted large subscriber bases, a significant portion of which are persons who were, or would have been, cable television subscribers. News Corporation’s acquisition of a controlling interest in DirecTV in 2003 significantly increased its competitive position. Federal laws also permit DBS systems to retransmit local broadcast television signals to their customers. This has also enhanced the competitive position of DBS. Our ability to compete with these DBS services is also affected by the quality and quantity of programming available to us and to them. One of these services, DirecTV, has exclusive arrangements with the NFL that gives them access to programming that we cannot offer.

Another source of competition is incumbent telephone companies such as Verizon and AT&T Inc. (formerly known as SBC Communications), which have begun construction of systems designed to provide video programming and other services (such as voice and data services) to residential customers in parts of our service area. Verizon has obtained a decision from the New York Public

Service Commission (PSC) permitting construction under its existing telephone authorizations of video-capable facilities without a cable franchise, and several localities within Cablevision’s New York service area have granted Verizon franchises to begin offering cable service subject to New York PSC approval. In Connecticut, AT&T is seeking an exemption from the state’s cable franchise and other cable regulatory requirements. The existence of a new broadly-deployed network with the capability of providing video, voice and data services, particularly one subject to a lesser regulatory burden, could present a significant competitive challenge to us.

Actual or potential video competition to cable systems is also possible from wireless local multipoint distribution service, or LMDS, and multichannel video distribution and data service, or MVDDS. In addition, competitive service providers that utilize the public rights-of-way can operate an open video system, or OVS. RCN Corporation is currently operating OVS systems that compete with us in portions of New York City. Cable systems also compete with the entities that make videotaped movies and programs available for home rental or sale.

Our high speed data offering to consumers faces intense competition from other providers of high speed Internet access including digital subscriber line, or DSL, service offered by local telephone providers. These lines may also be used to offer video programming in competition with our cable systems. In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high speed data services and are offering broadband data services via partnerships and marketing arrangements with other DSL providers such as Verizon, AT&T and Earthlink.

The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries and our ability to meet our obligations under our indebtedness may be restricted by limitations on our subsidiaries’ ability to send us funds.

We are a holding company whose assets consist primarily of investments in subsidiaries. Our principal subsidiaries include various entities that own cable television systems or own interests in programming networks. Although CSC Holdings owns certain cable television system assets directly, the indenture governing the notes permits CSC Holdings to transfer these franchises to Restricted Subsidiaries if certain requirements are complied with. Our ability to pay interest on and repay principal of our indebtedness is dependent primarily upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of dividends, loans or advances.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. Our Unrestricted Subsidiary, Rainbow National Services LLC, is a party to a credit agreement and indentures that contain various financial and operating covenants that restrict the payment of dividends or other distributions.

In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries after the issuance of the notes, prior to any of our claims as a stockholder. In that regard, CSC Holdings’ Restricted Subsidiaries (other than CSC TKR, Inc. and its subsidiaries which own and operate our New Jersey cable television systems) will guarantee our indebtedness under our new credit facility and pledge certain assets to the lenders thereunder. Consequently, creditors of our subsidiaries are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

As of September 30, 2005, as adjusted to reflect:

•    the sale of the notes we are offering hereby and the distribution of the net proceeds thereof as a portion of the Special Distribution to our parent company, Cablevision, which intends to use such amounts to pay a portion of the Special Dividend;

•    the refinancing of our existing credit facility, the borrowing under our new credit facility of $3.5 billion and the application of the proceeds thereof to:

•    repay all amounts outstanding under our existing credit facility; and

•    make a distribution of $2.0 billion as part of the Special Distribution to Cablevision which intends to use such amount to pay the remainder of the Special Dividend;

•    CSC Holdings would have had $3.5 billion in secured borrowings under its new credit facility, $5.2 billion of senior unsecured indebtedness, $250.0 million of senior subordinated indebtedness and $1.5 million of capital leases;

•    CSC Holdings’ Restricted Subsidiaries would have had no third-party debt or capital leases but, in accordance with the terms of CSC Holdings’ new credit facility, CSC Holdings’ Restricted Subsidiaries (other than CSC TKR, Inc. and its subsidiaries) would be guarantors of any borrowings thereunder and would pledge certain of their assets to secure those borrowings; and

•    CSC Holdings’ Unrestricted Subsidiaries would have had $597.0 million of secured bank indebtedness, $298.1 million of senior unsecured indebtedness, $496.5 million of senior subordinated indebtedness, $1.3 billion of collateralized indebtedness related to monetization activity, and $60.2 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables and other obligations of our subsidiaries to which the notes are effectively subordinated.

The right to receive payment on the notes being offered hereby is effectively junior to the lenders under our new credit facility.

Our obligations under the notes are unsecured, whereas our obligations under our new credit facility are secured by certain of our assets and certain assets of our Restricted Subsidiaries, consisting primarily of the capital stock of our Restricted Subsidiaries. If we or any of our Restricted Subsidiaries become bankrupt or insolvent, or if an event of default occurs under our new credit facility, the lenders under that facility could declare all amounts owed thereunder immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists at such time under the indenture under which the notes are being issued. In any such event, because the notes will not be secured by any of our assets or the assets of our Restricted Subsidiaries, there could be no assets remaining to satisfy the unsecured claims of noteholders, or if any assets remain, they may be insufficient to satisfy your claim.

As of September 30, 2005, as adjusted to reflect the Financings, the repayment of our existing credit facility and the Special Distribution, we would have had $3.5 billion in secured borrowings under our new credit facility and an additional $967.0 million available under the revolving credit facility. The indenture will permit the incurrence of substantial additional indebtedness by us and our Restricted Subsidiaries in the future, including secured indebtedness.

Our ability to incur debt and the use of our funds are limited by significant restrictive covenants in financing agreements.

Our new credit facility and some of our debt instruments and the credit facilities and debt instruments of our Unrestricted Subsidiaries contain various financial and operating covenants that, among other things, require the maintenance of financial ratios and restrict the relevant borrower’s ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default that would permit the parties who have lent money under such credit facilities and such other debt instruments to:

•	restrict the ability to borrow undrawn funds under such credit facilities, and

•	require the immediate repayment of the borrowings thereunder.

These events would be likely to have a material adverse effect on the value of our securities.

We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business.

Our business is very capital intensive. Operating and maintaining our cable television plant requires significant amounts of cash payments to third parties. Capital expenditures for our businesses were $1.2 billion in 2002, $832.1 million in 2003, $697.5 million in 2004 and $540.1 million in the first nine months of 2005 and primarily include payments for consumer premises equipment, such as new digital video cable boxes and modems, as well as infrastructure and maintenance expenditures on our cable and Lightpath telecommunications network. We expect these capital expenditures to continue to be significant over the next several years, as we continue to market our video, high-speed data and voice services to our customers.

Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, rights agreements with sports teams under which their games are carried on the networks of certain of our programming subsidiaries almost always involve multi-year contracts that are difficult and expensive to terminate. Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

We will not be able to generate sufficient cash internally to both meet these obligations and repay our indebtedness at maturity. Accordingly, we will have to do one or more of the following:

•	raise additional capital, through debt or equity issuances or both,

•	cancel or scale back current and future spending programs, or

•	sell assets or interests in one or more of our businesses.

However, you should not assume that we will be able to raise any required additional capital or to do so on favorable terms. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Our choice of which spending programs to cancel or reduce may be limited. Failure to successfully pursue our capital expenditure and other spending plans could materially and adversely affect our ability to compete effectively.

Government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements are pending, the scope and outcome of which could have a negative impact on the price of our securities and our business.

In June 2003, we reported that we had discovered certain improper expense accruals primarily at the national programming services of our Rainbow Media Holdings segment. Following that announcement, investigations were commenced by the SEC and the U.S. Attorney’s Office for the Eastern District of New York. In addition, in July 2004, in connection with our response to comments of the staff of the Division of Corporation Finance of the SEC with respect to our filings under the Securities Exchange Act of 1934, we provided the SEC with information with respect to certain of our previous restatements/adjustments relating to the timing of recognition of launch support, marketing and other payments under affiliation agreements. See Note 2 to the consolidated financial statements included in our June 3, 2005 Form 8-K. The SEC is continuing to investigate the improper expense recognition matter and the timing of recognition of launch support, marketing and other payments under affiliation agreements. The matter has occupied and will continue to occupy the time and attention of our management team. We are cooperating fully and intend to continue to do so. Any adverse developments in connection with this matter, including a determination that we have acted improperly, could have a material adverse effect on our stock price, including increased stock price volatility, and on the value of your notes, and could negatively impact our business and our ability to raise additional funds in the future.

Programming costs of our cable television systems are increasing and we may not have the ability to pass these increases on to our subscribers.

Programming costs paid by our cable television systems have experienced a rapid increase, particularly with respect to costs for sports programming. Programming costs are now one of our largest categories of expenses. These increases are expected to continue, and we may not be able to pass programming cost increases on to our subscribers due to the increasingly competitive environment. If we are unable to pass these increased programming costs on to our subscribers, our operating results would be adversely affected. We also face financial and other demands by broadcasters to obtain the required consent for the retransmission of broadcast television signals to our subscribers. We may be unable to recoup these costs from our cable television subscribers. Moreover, we could lose subscribers if we are required to stop offering this programming.

We face intense competition in obtaining content for our programming businesses.

Rainbow Media Holdings’ programming businesses compete with other programming networks to secure desired programming. Most of Rainbow Media Holdings’ programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for and choices of programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries or sports teams may have a competitive advantage over Rainbow Media Holdings in this area.

The success of our programming businesses depends upon the availability of programming that is adequate in quantity and quality, and our ability to obtain carriage of our programming.

Rainbow Media Holdings’ programming networks compete in two highly competitive markets. First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video programming distribution services. Second, the success of our programming businesses depends upon the availability of programming that is adequate in quantity and quality. In particular, the national entertainment networks depend upon the availability of films, television programming and music in their niche markets and the regional sports networks depend upon the availability of local sports programming, especially professional sports programming.

The national entertainment networks are parties to film rights agreements giving the networks the right to carry certain films during certain window periods. The regional sports networks are parties to sports rights agreements giving the networks the right to carry all or a portion of the games of local professional sports teams. These rights agreements expire at varying times, may be terminated by the other party if we are not in compliance with the terms of the agreement and, in the case of all sports rights agreements, are subject to league rules and regulations.

In addition, our programming businesses are parties to affiliation agreements with distributors that require those programming businesses to deliver programming that meets certain standards as to quantity, quality or content. For example, certain affiliation agreements require that our regional sports networks deliver a certain minimum number of local professional sports games. We would not be able to satisfy those requirements if we did not have the rights to carry the prerequisite number of games from the local professional sports teams. For example, in 2003, the Chicago sports teams that had been carried on Fox Sports Net Chicago exercised their contractual right to terminate their sports rights agreement with Fox Sports Net Chicago and announced their intention to form their own regional sports network. We recently settled litigation with Time Warner, which attempted to terminate its affiliation agreement with AMC, based on the allegation that AMC had changed its programming. To the extent that we do not or are not able to satisfy the quantity, quality or content standards set forth in our affiliation agreements, distributors may have the right to terminate those affiliation agreements.

We cannot assure you that our programming businesses will ultimately be successful in negotiating renewals of their rights agreements or program supply agreements or in negotiating adequate substitute rights or program supply agreements in the event that their rights or program supply agreements expire or are terminated.

A significant amount of our book value consists of intangible assets that may not generate cash in the event of a voluntary or involuntary sale.

At September 30, 2005, we reported approximately $10.2 billion of consolidated total assets, of which approximately $2.7 billion were intangible. Intangible assets include assets like franchises from city and county governments to operate cable television systems, affiliation agreements, and amounts representing the cost of some acquired assets and businesses in excess of their identifiable tangible and intangible assets. While we believe that our intangible assets are appropriately valued, you should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business. We urge you to read carefully our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, as modified by our June 3, 2005 Form 8-K (our “Form 10-K”) and our Form 10-Qs, which provide more detailed information about these intangible assets.

We are controlled by the Dolan family. As a result of their control of us, the Dolan family has the ability to prevent or cause a change in control or approve or prevent certain actions by us.

We are a wholly-owned subsidiary of Cablevision. Cablevision has two classes of common stock:

•    Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of the Cablevision board of directors, and

•    Class A common stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of the Cablevision board of directors.

As of December 12, 2005, our chairman, Charles F. Dolan, owned 45.23% of Cablevision’s Class B common stock, less than 1% of Cablevision’s Class A common stock and 32.84% of the total voting power of all the outstanding Cablevision common stock. In addition, as of December 12, 2005, certain trusts for the benefit of members of his family owned 1.20% of Cablevision’s Class A common stock, 54.77% of Cablevision’s Class B common stock and 39.85% of the total voting power of all the outstanding Cablevision common stock. The Dolan family is therefore able to prevent or cause a change in control of Cablevision and no person interested in acquiring Cablevision will be able to do so without obtaining the consent of the Dolan family. On June 19, 2005, Cablevision received a proposal from the Dolan family to acquire the outstanding publicly-held interests in Cablevision, which was later withdrawn. In the proposal, the Dolan family stated that they were only interested in pursuing their proposed transaction and would not sell their stake in Cablevision. This proposed transaction would have resulted in the incurrence by CSC Holdings of very substantial additional indebtedness. The terms of the notes offered hereby do not prevent a transaction of this type or other highly leveraged transactions. There can be no assurance that the Dolan family will not propose, undertake or consummate a similar transaction in the future.

As a result of Mr. Dolan’s stock ownership and the stock ownership of his family members, Mr. Dolan has the power to elect all the directors of Cablevision subject to election by holders of Class B common stock. In addition, Dolan family members may control stockholder decisions on matters in which holders of all classes of Cablevision common stock vote together as a single class. These matters could include the amendment of some provisions of Cablevision’s certificate of incorporation and the approval of fundamental corporate transactions.

In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve:

•    the authorization or issuance of any additional shares of Class B common stock, and

•    any amendment, alteration or repeal of any of the provisions of Cablevision’s certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock,

the Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B common stock beneficially owned by Mr. Dolan and his spouse will not be modified as a result of any transfer of legal or beneficial ownership of the Class B common stock. In addition, the Dolan family will receive the proceeds of the Special Dividend on a pro rata basis with other Cablevision shareholders.

The Dolan family has executed a voting agreement that has the effect of causing the voting power of the Class B stockholders to be cast as a block. One purpose of this agreement is to consolidate Dolan family control of Cablevision. The Dolan family requested Cablevision’s board of directors to exercise Cablevision’s right, as a “controlled company”, to opt-out of the New York Stock Exchange listing standards that, among other things, require listed companies to have a majority of independent directors on their board and to have an independent corporate governance and nominating committee. Cablevision’s board of directors approved this request on March 8, 2004.

Our business is subject to extensive government regulation and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do.

The FCC and state and local governments extensively regulate the basic rates we may charge our customers for certain of our video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming businesses, our telephone business and, possibly in the future, our high-speed data services business. Our businesses are dependent upon FCC licenses to carry on their operations. Any action by the FCC, the states of New York, New Jersey or Connecticut, or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material adverse financial effect on us.

Pending FCC, congressional and judicial proceedings may affect our businesses.

Indecency Restrictions. Cable operators and broadcasters are prohibited from transmitting obscene programming, but only broadcasters currently are subject to restrictions on the transmission of indecent material. They may not transmit indecent programming when there is a reasonable risk of children in the audience (6 a.m. to 10 p.m.). Some Members of Congress have proposed expanding the prohibitions on indecent programming to include cable and satellite programs, notwithstanding the availability of program blocking devices provided by cable and DBS operators. Penalties for violations of this restriction can be severe. We cannot predict the likelihood that such restrictions on cable programming can or will be imposed or the effect such restrictions would have on our cable television and cable programming businesses. Some members of Congress and the Chairman of the Federal Communications Commission have suggested that indecency restrictions for cable might be unnecessary if cable operators were to offer a separate tier of “family” programming or to offer programming services for purchase on an individual, “a la carte”, basis. We cannot predict whether the FCC or Congress would mandate such a tier or offering, or the effect of either such requirement on our cable television and cable programming businesses.

Ownership Limitations. In 2001, a federal appellate court held unconstitutional the FCC’s rules establishing a 30% national multichannel subscriber limit and the 40% limit on the number of cable channels that a cable operator like Cablevision could program with services in which it holds an ownership interest. The FCC is reviewing the ownership rules in light of that decision. We cannot predict at this time how the FCC will rule on these matters.

Must-Carry/Retransmission Consent. We are required by federal law to carry all local broadcast stations (“must-carry”), or, at the option of a local broadcaster, to obtain the broadcaster’s prior consent for retransmission of its signal. A substantial number of local broadcast stations currently carried by our cable television systems have elected to negotiate for retransmission consent. Our cable television systems have reached retransmission consent agreements with most broadcast stations they currently carry, but the potential remains for broadcast station carriage to be discontinued if such an agreement is not renewed following its expiration.

Carriage of a broadcaster’s new digital TV channels is currently not required unless the broadcaster relinquishes its analog spectrum. The FCC has twice found that “dual must carry” rules (requiring cable systems to carry both the analog and digital broadcast signals) would be unconstitutional. When broadcasters complete their transition from analog to digital signals, however, their primary digital video stream will be entitled to must-carry. The Federal Communications Act establishes a transition deadline of January 1, 2007, but the deadline is subject to several statutory exceptions. The House and Senate have passed bills that would establish a “hard” date for the digital transition in 2009, but we cannot predict whether Congress will enact a hard date. The FCC has ruled that even after completion of the digital transition, broadcasters will be not be able to demand mandatory carriage for other than the primary digital video programming stream. That limitation could be modified as part of the legislation described above.

Access Obligations. Some parties have proposed federal, state and local requirements that would force cable systems to provide access to third-party Internet service providers in addition to services the cable system itself provides, such as our Optimum Online cable modem service. In March 2002, the FCC determined that services like Optimum Online should be classified as “information services” for regulatory purposes, and the Supreme Court upheld that determination earlier this year. The FCC has traditionally subjected information services to a lesser degree of regulation than “telecommunications services,” which are offered to the public for a fee on a common carrier basis. The FCC has asked whether it should nonetheless require cable operators to provide transmission capacity to unaffiliated Internet service providers. The outcome of the FCC’s proceeding could affect the regulatory obligations imposed on Optimum Online, and the extent to which states and local authorities may regulate it or assess fees upon revenues generated by it. Relatedly, bills pending in the House and Senate would impose a so-called “net neutrality” requirement on cable operators and other broadband service providers barring them from “interfering” with subscriber access to Internet content. The FCC has adopted principles, but not rules, that similarly state that consumers are entitled to access all lawful Internet content using their broadband connections. We cannot predict whether the pending bills will become law or whether the FCC will adopt binding rules embodying these principles.

Tiering/A La Carte. Federal law also requires cable operators to carry the signals of local broadcasters on the lowest priced tier of service and leased access programming on the most widely purchased tier, but does not otherwise dictate the number or nature of programming services carried by a cable operator on each service tier. Some members of Congress, however, have proposed requiring cable operators to offer programming services on an unbundled basis rather than as part of a tier or to provide a greater array of tiers to give subscribers the option of purchasing a more limited number of programming services. The FCC also has indicated an interest in requiring cable operators to offer programming services in this “a la carte” manner. We cannot predict whether Congress or the FCC might adopt such a requirement, what form it would take, or the effect of such a requirement on our cable television business or Rainbow Media Holdings.

Program Access. The “program access” provisions of federal law, which expire at the end of 2007, require us to make Rainbow Media Holdings’ satellite-delivered programming services available to competing multichannel video programming providers, such as DBS providers and telephone companies. Rainbow Media Holdings cannot have exclusive contracts with cable operators for these services, nor can it discriminate in the prices, terms and conditions of sale or distribution of these services. The FCC has declined to apply the program access rules to terrestrially-delivered programming services, but some members of Congress have suggested extending the requirements to these services. We cannot predict whether Congress or the FCC might adopt such an expansion of the program access rules in the future or what effect such an extension might have on Rainbow Media Holdings.

VoIP. Our rollout of Optimum Voice, a Voice over Internet Protocol, or VoIP, service that is offered via our cable modem service as an add-on to our Optimum Online service, could also be affected by FCC decisions. The regulatory treatment of VoIP services is uncertain. Congress and several state commissions are examining issues surrounding the provision of VoIP. In February 2004, the FCC initiated a generic rulemaking proceeding concerning the legal and regulatory implications of IP-based services, including VoIP services. In November 2004, the FCC determined that VoIP services with certain characteristics, including cable-provided VoIP services, are interstate services subject to federal rather than state jurisdiction. The FCC’s determination has been appealed to a federal court of appeals. Congress and several state commissions also are reviewing the provision of VoIP services. We cannot predict what, if any, statutory or regulatory obligations will be imposed on VoIP services like Optimum Voice and what, if any, role state and local authorities will have in regulating these services.

Unbundled Network Elements. In August 2003, the FCC modified the list of network elements to reduce the number of elements ILECs must offer to competitors. The FCC’s August 2003 action was appealed and in March 2004 was vacated and remanded by a federal court of appeals. In response to the remand, the FCC issued new rules in February 2005 regarding the network elements ILECs are required to make available. Those rules currently are being challenged before the same federal court of appeals. The FCC has also initiated a comprehensive review of its rules setting the price that competitors pay for ILEC network elements. Although Lightpath does not rely principally on the network elements purchased from ILECs, the ultimate outcome of the appeal or any subsequent FCC action could affect Lightpath’s and other competitors’ ability to obtain access to elements of the ILECs’ networks they require to provide service to their customers. In addition, any changes to the pricing scheme for network elements may affect Lightpath’s operating results.

Our current franchises are generally non-exclusive and our franchisors need not renew our franchises.

Our cable television systems are operated primarily under non-exclusive franchise agreements with state or municipal government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under some circumstances.

In some cases, franchises have not been renewed at expiration, and we operate under temporary authority from the state while negotiating renewal terms with the franchise authorities. Two of our ten largest franchises have expired and we are currently operating in those areas under temporary authority.

Verizon and AT&T Inc. (formerly known as SBC Communications) have both announced their intention to offer video programming to residential customers in parts of our service area and are investing significantly in new facilities capable of delivering such services. Verizon has sought to avoid certain state and local requirements associated with constructing a cable system, and has obtained a decision from the New York Public Service Commission permitting construction under its existing telephone authorizations of video-capable facilities without a cable franchise. AT&T has taken the position that it does not need any additional regulatory approvals to construct facilities to provide video services in competition with us in Connecticut, and that its video service will not be subject to any regulations applicable to “cable services.” These issues are currently under consideration in Congress and before various state legislatures and public utility commissions, including New York, New Jersey and Connecticut. Were Verizon or AT&T to obtain the relief they seek or assert, it could present a significant competitive challenge to us. We cannot predict whether Congress or a state will enact legislation revising video franchising requirements, the nature of any such revisions, or whether it would be limited to the provision of video by the telephone companies.

(ii) Description of our New Credit Facility

We intend to enter into our new credit facility as a part of the Financings. Our new credit facility is expected to total $4.5 billion and to consist of a $1.0 billion revolving credit facility, which is expected to be substantially undrawn on the closing date of the new credit facility (the “Closing Date”), a $1.0 billion term loan A and a $2.5 billion term loan B. Although the terms of our new credit facility are still being negotiated and those terms are subject to change, we currently expect that our new credit facility will have the following principal terms and conditions:

Borrower:	CSC Holdings, Inc.

Guarantors:	All of our Restricted Subsidiaries under the indenture for the notes, other than CSC TKR, Inc. and CSC TKR, Inc.’s subsidiaries.

Facilities:

Revolving Credit Facility:	Amount:	$1.0 billion, to be substantially undrawn on the Closing Date.

	Expiration:	Six years from the Closing Date.

	Letters of Credit:	There will be a sublimit for the issuance of standby letters of credit.

Term A Facility:	Amount:	$1.0 billion, all of which will be drawn on the Closing Date.
	Scheduled Amortization:	Quarterly amortization: • Year 1 – 0%

• Years 2 and 3 - 5% in each year • Years 4 and 5 - 25% in each year • Year 6 - 40%

	Maturity:	Six years after the Closing Date.

Term B Facility:	Amount:	$2.5 billion, all of which will be drawn on the Closing Date.

	Scheduled Amortization:	Quarterly amortization of 1% each year.

	Maturity:	Seven years from the Closing Date.

Interest Rates:

LIBOR plus the Applicable Margin (as defined below) or, at our option, the Base Rate, which will be the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%, plus the Applicable Margin.

The Applicable Margin will be:

•      for the Revolving Credit Facility and the Term A Facility, (i) for the first six months, 1.50% per annum, in the case of LIBOR rate loans, and 0.50% per annum, in the case of Base Rate loans, and (ii) thereafter, a percentage per annum for LIBOR Rate loans and Base Rate loans determined in accordance with a pricing grid, based on the Cash Flow Ratio (as defined by our new credit facility),

•      for the Term B Facility, 2.00% per annum, in the case of LIBOR rate loans, and 1.00% per annum, in the case of Base Rate loans.

Mandatory Prepayments:

In addition to the amortization described above, 100% of all net cash proceeds:

•      from dispositions of property and assets, with certain exceptions, and

•      from the incurrence of additional debt not otherwise permitted under our new credit facility,

will be applied to the prepayment of and permanent reduction of the commitments under our new credit facility.

Optional Prepayments:
Our new credit facility may be prepaid at any time in whole or in part, without premium or penalty, at our election. The unutilized portion of any commitment under our new credit facility may be reduced or terminated at any time, without penalty, at our election.

Security:	Our new credit facility will be secured by a first priority security interest in: • shares of capital stock of (or other ownership or profit interests in) each of our present and future Restricted Subsidiaries (subject to certain limitations);

•      the pledge of an intercompany loan from CSC Holdings, Inc. to CSC TKR, Inc.;

•      all proceeds of the property and assets described above.

provided that, the obligations secured by the collateral specified in the second bullet point above (and the third bullet point above to the extent it relates to the item specified in the second bullet point) shall not exceed 15% of our consolidated net tangible assets.

Covenants Applicable to the Revolving Credit Facility and the Term A Facility:

Affirmative Covenants:
The affirmative covenants applicable to the Revolving Credit Facility and the Term A Facility are expected to be modeled on the affirmative covenants in our existing credit facility (which is filed as an exhibit to our Form 10-K and is incorporated herein by reference).

Negative Covenants:

The negative covenants applicable to the Revolving Credit Facility and the Term A Facility will be modeled on the negative covenants in our existing credit facility, with certain additions and modifications, and will restrict our ability and the ability of our Restricted Subsidiaries to:

•      incur debt, guarantees and other contingent obligations.

•      create liens;

•      enter into leases;

•      change line of business;

•      amend organizational documents; or

•      amend or otherwise modify any debt, any related document or any other material agreement.

Financial Covenants:

The following financial covenants (with defined terms substantially similar to those of our existing credit facility unless otherwise indicated) will be applicable to the Revolving Credit Facility and the Term A Facility:

•      Maintenance of a minimum ratio of Operating Cash Flow to Total Interest Expense Ratio at least equal to 1.75x initially and stepping up to 2.00x;

•      Maintenance of a minimum ratio of Operating Cash Flow less Consolidated Cash Taxes to Total Debt Expense of 1.50x;

•      Maintenance of a maximum Cash Flow Ratio not to exceed 7.50x initially and stepping down to 4.50x; and

•      Maintenance of a maximum Senior Secured Leverage Ratio (aggregate amount of advances outstanding under our new credit facility to Operating Cash Flow for the most recent quarter annualized) not to exceed 4.00x initially and stepping down to 3.00x.

COVENANTS APPLICABLE TO TERM B FACILITY:

Affirmative Covenants:

The affirmative covenants applicable to the Term B Facility will include the following affirmative covenants applicable to the Revolving Credit Facility and the Term A Facility:

•     customary financial and other reporting requirements;

•     maintenance of insurance;

•     preservation of corporate existence and conduct of business;

•     further assurances as to perfection and priority of security interests; and

•     use of proceeds.

The affirmative covenants applicable to the Term B Facility will also include the following affirmative covenants:

•     payment of material taxes and other material obligations;

•     maintenance of properties; and

•     designation of Restricted Subsidiaries as Unrestricted Subsidiaries only if (i) the Cash Flow Ratio (as defined in our new credit agreement) is less than or equal to 7.5x (with step-downs) and (ii) the Senior Secured Leverage Ratio (as defined in our new credit facility) is less than or equal to 4.5x (revolving loans will not be included in the calculation of these ratios).

Negative Covenants:

The negative covenants applicable to the Term B Facility will include the following negative covenants applicable to the Revolving Credit Facility and the Term A Facility:

•     change in line of business;

•     issuance of stock of a Restricted Subsidiary that would decrease CSC Holdings’ percentage ownership interest in such Restricted Subsidiary; and

•     transactions with affiliates.

In addition, the negative covenants applicable to the Term B Facility will restrict our ability and the ability of our Restricted Subsidiaries to:

•     incur indebtedness, make investments or enter into mergers, consolidations and dispositions unless, in each case, the Cash Flow Ratio is less than or equal to 7.5x (with step-downs) and the Senior Secured Leverage Ratio is less than or equal to 4.5x;

•     create liens (other than liens to secure other indebtedness not to exceed 15% of our consolidated net tangible assets); and

•     make restricted payments unless all restricted payments do not exceed the sum of (x) $25,000,000 and (y) the difference between Cumulative Cash Flow Credit (to be defined substantially as in the Indenture) and 1.2x Cumulative Interest Expense (to be defined substantially as in the Indenture).

Events of Default:
The events of default in our new credit facility will be modeled on the events of default in the existing credit facility (which is filed as an exhibit to our Form 10-K and incorporated herein by reference), with certain additions and modifications.

In particular, a different definition of Change of Control may apply to the Term B Facility. In addition, the following events of default will be applicable only to the Revolving Credit Facility and the Term A Facility:

•      failure to perform or observe certain covenants set forth in the loan documentation without a grace period;

•      cross-default; and

•      revocation, cancellation, expiration or non-renewal of a material Franchise.

b. On December 13, 2005, CSC Holdings issued a press release. A copy of the press release is filed herewith as exhibit 99.1 and is incorporated herein by reference.

c. Attached as Exhibit 12.1 are the Computations of Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges for Cablevision Systems Corporation and CSC Holdings, Inc. Exhibit 12.1 attached hereto amends and supplements and supersedes the computations filed as Exhibit 12.1 to the Current Report on Form 8-K dated June 3, 2005 as filed by Cablevision Systems Corporation and CSC Holdings, Inc. on June 6, 2005.

d. The following description amends and updates information previously filed with the SEC.

As discussed in our Form 10-Q for the quarterly period ended September 30, 2005 under Item 1. “Legal Proceedings—Dolan Family Group Proposal Litigation,” a shareholder class action was filed against Cablevision and its individual directors in, among other jurisdictions, the New York Supreme Court for Nassau County relating to the Dolan Family Group proposal to acquire the outstanding, publicly-held interests in Cablevision. On October 24, 2005, Cablevision received a letter from the Dolan Family Group withdrawing that proposal and recommending the consideration of a special dividend. The plaintiffs subsequently amended the complaint in the New York Supreme Court action to relate to the proposed special dividend, which is currently under consideration by the Board of Directors of Cablevision. The consolidated amended complaint names directors of Cablevision (including members of the Dolan family) as defendants, and names Cablevision as a nominal defendant for purposes of the derivative claim described below. The amended complaint purports to state (i) a derivative claim in the right and on behalf of Cablevision against the directors of Cablevision based upon allegations of breach of fiduciary duty in connection with the special dividend; and (ii) a class action for breach of fiduciary duty against the directors of Cablevision on behalf of all common shareholders of Cablevision alleged to be harmed by actions of Cablevision’s directors in connection with the special dividend. The complaint seeks, among other things, (a) to enjoin, preliminarily and permanently, the payment of the special dividend; (b) to the extent that steps are taken to pay the special dividend, the recission of such transaction or transactions or the granting of recissory damages; (c) a declaration that the defendants have breached their fiduciary and other duties; and (d) compensatory damages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ MICHAEL P. HUSEBY
Name:	Michael P. Huseby
Title:	Executive Vice President and Chief Financial Officer

Dated: December 14, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CSC HOLDINGS, INC.

By:	/s/ MICHAEL P. HUSEBY
Name:	Michael P. Huseby
Title:	Executive Vice President and Chief Financial Officer

Dated: December 14, 2005

EXHIBIT INDEX

12.1 Computations of Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges for Cablevision Systems Corporation and CSC Holdings.

99.1 Press release issued December 13, 2005 by CSC Holdings.